Supplement to the
                Investment Advisory and Administration Agreement
                                     between
                               Heritage Cash Trust
                                       and
                         Heritage Asset Management, Inc.


      This Agreement supplements the Agreement between the Heritage Cash Trust ("Trust") and Heritage Asset Management, Inc. ("Manager") dated November 22, 1985 ("Agreement").

      Pursuant to Paragraph 7 of the Agreement, the Trust shall pay the following fees to the Manager for rendering investment management services. These fees shall be computed daily and paid monthly at the following annual rates as percentages of the Trust's average daily net assets:

                                                       ADVISORY FEES AS OF %
AVERAGE DAILY NET ASSETS                             AVERAGE DAILEY NET ASSETS
------------------------                             -------------------------

First $500 million...........................................  0.500%
Second $500 million..........................................  0.475%
Third $500 million...........................................  0.450%
Fourth $500 million..........................................  0.425%
Fifth $500 million...........................................  0.400%
$2 billion to $5 billion.....................................  0.375%
$5 billion to $ 10 billion...................................  0.360%
Over $10 billion.............................................  0.350%



Attest: /s/ Deborah Malina                     Heritage Cash Trust


Name:   Deborah Malina                         By:  K.C. Clark

Title:  Assistant Secretary                    Title: Executive Vice President




Attest: /s/ Deborah Malina                     Heritage Asset Management, Inc.


Name:   Deborah Malina                         By:  /s/ Donald H. Glassman

Title:  Assistant Secretary                    Title Treasurer


Supplement Dated October 30, 2002 to the Agreement dated November 22, 1985.